AMENDMENT TO SCHWARTZ EMPLOYMENT AGREEMENT


         AMENDMENT TO SCHWARTZ EMPLOYMENT AGREEMENT,udated as of January 29, 1994, between HENRY C. SCHWARTZ ("Executive") and JOS. A. BANK CLOTHIERS, INC. ("Clothiers").

         WHEREAS, Executive and Clothiers are parties to an Employment Agreement dated as of May 10, 1991 (the "Employment Agreement"), under which Executive has been and continues to be employed by Clothiers;

         WHEREAS, the Employment Agreement provides, in Section 6 thereof, that the Executive is entitled to receive certain payments upon the occurrence of certain events described in such Section 6;

         WHEREAS, Clothiers proposes to enter into a Merger and Exchange Agreement, of even date herewith, with JAB Holdings, Inc. ("Holdings") and each of the Preferred Shareholders listed therein (the "Merger and Exchange Agreement"), whereby, among other things, Holdings shall be merged (the "Merger") into Clothiers;

         WHEREAS, Executive and Clothiers deem it desirable that, in connection with the Merger, Executive shall surrender his rights under Section 6 of the Employment Agreement, in exchange for shares of common stock of Clothiers ("Common Stock"), upon the terms and conditions of this Amendment;

         WHEREAS, it is a condition precedent to the Merger that Executive and Clothiers enter into this Amendment;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Section 6 of the Employment Agreement is deleted in its entirety, and replaced with the following:

                           6.       Issuance of Stock and Option.

                           Concurrently with consummation of the Merger:

                           (a)  Clothiers shall issue to Executive 163,409
shares of Common Stock (the "Shares"), and shall deliver to Executive a stock certificate, registered in the name of Executive, representing the Shares (net of 56,294 Shares being withheld by Clothiers for payment of related payroll and withholding taxes by Clothiers (the "Withheld Shares"). The surrender of Executive's rights under Section 6 of the Employment Agreement as heretofore in effect, accomplished by the execution of this Amendment, shall constitute full and complete payment for the Shares;

                           (b) Immediately following the issuance of the Shares,
Executive shall sell to Clothiers, and Clothiers shall purchase, 39,665 of the Shares for an aggregate cash purchase price equal to $363,728, and Executive shall deliver to Clothiers the certificate representing the Shares for cancellation of the number of Shares sold to Clothiers pursuant to the provisions of this subparagraph (b) and reissuance of a certificate representing the balance of the Shares;

                           (c) Clothiers will grant to Executive a non-qualified
stock option in form and substance as annexed to this Amendment as an exhibit to purchase the number of Shares sold by Executive to Clothiers pursuant to subparagraph (b) above, plus the number of Withheld Shares.

         2. The second sentence of Section 13 of the Employment Agreement is amended by deleting the portion thereof which reads "Except as provided in
Section 6(e) hereof, neither" and replacing such portion with "Neither".

         3. Except as expressly amended hereby, the Employment Agreement shall continue in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.



                                       ____________________________
                                       HENRY C. SCHWARTZ


                                       JOS. A. BANK CLOTHIERS, INC.



                                       By:_________________________
                                          Name:
                                          Title: